This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase, dated June 6,
 2000, and the related Letter of Transmittal (and any amendments or supplements thereto), and is being made to all holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Bear, Stearns & Co. Inc., the Dealer Manager for the Offer or
  by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                          SCHEIN PHARMACEUTICAL, INC.

                                       AT

                              $19.50 NET PER SHARE

                                       BY

                              WS ACQUISITION CORP.

                          A WHOLLY OWNED SUBSIDIARY OF

                          WATSON PHARMACEUTICALS, INC.

     WS Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Watson Pharmaceuticals, Inc., a Nevada corporation ("Parent"), is offering to purchase all the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Schein Pharmaceutical, Inc., a Delaware corporation (the "Company"), at a price of $19.50 per Share (the "Offer Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 6, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the "Offer").

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
          TIME, ON MONDAY, JULY 3, 2000, UNLESS THE OFFER IS EXTENDED.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 24, 2000 (the "Merger Agreement"), among Parent, the Purchaser and the Company, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"). At the effective time of the Merger, each outstanding Share (other than Shares owned by the Company as treasury stock or by Parent, the Purchaser or any other subsidiary of Parent or by stockholders, if any, who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive the Merger Consideration. The "Merger Consideration" into which each issued and outstanding Share, other than Dissenting Shares and Ineligible Shares, will be converted is based upon the "Parent Average Stock Price," which is defined as the average of the closing price of a share of Parent common stock on the New York Stock Exchange for the ten consecutive trading days ending on the trading day two trading days prior to the date of the special meeting of stockholders relating to the merger or, if no special meeting is required under applicable law in order to consummate the merger, the effective time of the merger.

     If the Parent Average Stock Price is EQUAL TO OR GREATER THAN $37.82, the Merger Consideration will be that number of shares of common stock, par value $0.0033 per share, of Parent equal to the "Exchange Ratio." "Exchange Ratio" means the quotient (rounded to the nearest hundred thousandth) obtained by dividing $23.00 by the Parent Average Stock Price; provided, however, that:

     - if the Parent Average Stock Price is greater than or equal to $37.82 but less than $44.61, the Exchange Ratio will be 0.51562;

     - if the Parent Average Stock Price is greater than $54.52 but less than or equal to $62.82, the Exchange Ratio will be 0.42187; and

     - if the Parent Average Stock Price is greater than $62.82, the Exchange Ratio will be the quotient (rounded to the nearest hundred thousandth) obtained by dividing $26.50 by the Parent Average Stock Price.

     If the Parent Average Stock Price is LESS THAN $37.82, the Merger Consideration will be one of the following, as determined by Parent in its sole discretion:

     - that number of shares of Parent common stock equal to the quotient (rounded to the nearest hundred thousandth) obtained by dividing $19.50 by the Parent Average Stock Price;

     - $19.50 in cash; or

     - the aggregate of (x) 0.51562 of a share of Parent common stock and (y) a dollar amount in cash equal to $19.50 minus the product of 0.51562 multiplied by the Parent Average Stock Price.

     Receipt of the Offer Price and the Merger Consideration will be taxable to the stockholders of the Company. The Offer and the Merger will be accounted for as a purchase. The Merger Agreement is more fully described in Section 11 of the Offer to Purchase.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST 24,500,000 SHARES (THE "MINIMUM CONDITION") AND IS ALSO SUBJECT TO OTHER CUSTOMARY CLOSING CONDITIONS.

     In connection with the execution of the Merger Agreement, certain significant stockholders of the Company, that own in the aggregate approximately 24,500,000 Shares, have entered into Stockholder Agreements with Parent and the Purchaser. The Stockholder Agreements are designed to encourage the significant stockholders to tender all of their Shares in the Offer. Specifically, pursuant to the Stockholder Agreements, the significant stockholders have agreed (a) to tender in the Offer approximately 11,508,522 Shares, which constitute approximately 34.8% of the outstanding Shares as of May 24, 2000, and (b) to cause such Shares to be voted in favor of the Merger and the Merger Agreement and against any transaction or other action that might interfere with the Offer, the Merger or the Merger Agreement. In addition, pursuant to the Stockholder Agreements, the significant stockholders have granted to the Purchaser certain options to purchase all of their Shares, including an option to purchase up to an aggregate of 46.9% of the significant stockholders' Shares, at a price of $12.00 per Share, if less than 24,500,000 Shares are validly tendered on or before the fifth business day following the commencement of the Offer and an option to purchase all of such significant stockholders' Shares at $19.50 per Share under certain circumstances in the event a third party makes a proposal to acquire the Company.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED AND FOUND ADVISABLE THE MERGER AGREEMENT, THE OFFER AND THE MERGER, DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER AND/OR VOTE TO ADOPT THE MERGER AGREEMENT.

     For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser

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

gives oral or written notice to the Depositary (as defined in the Offer to Purchase) of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders whose Shares have been accepted for payment. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal.

     The term "Expiration Date" means 12:00 Midnight, New York City time, on Monday, July 3, 2000 unless and until the Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, shall expire. The Purchaser expressly reserves the right, in its sole discretion (but subject to the terms of the Merger Agreement), at any time or from time to time, and regardless of whether or not any of the events set forth in Section 15 of the Offer to Purchase shall have occurred, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. Under the Merger Agreement, the Purchaser has agreed (unless otherwise notified by the Company), and the Purchaser shall otherwise be entitled to, extend the expiration date of the Offer two times in increments of up to 10 business days each (unless otherwise agreed by Parent and the Company) until the earliest to occur of (x) the satisfaction or waiver of each condition to the Offer, (y) the termination of the Merger Agreement in accordance with its terms and (z) either November 13, 2000, if the condition relating to antitrust waiting periods and approvals has not been satisfied, or October 16, 2000 if any other condition to the Offer has not been satisfied; provided, however, that the Purchaser shall not be required to extend the Offer as provided in this sentence unless each such condition is reasonably capable of being satisfied. In addition, under the Merger Agreement, the Purchaser may, without the consent of the Company, extend the Expiration Date for up to 10 business days if, on the scheduled or any extended Expiration Date, at least 24,500,000 Shares have been tendered and not withdrawn but fewer than 90% of the Shares have been tendered and not withdrawn, so long as the Purchaser waives the satisfaction of certain conditions to the Offer not then satisfied. There can be no assurance that the Purchaser will exercise its right to extend the Offer (other than as may be required by applicable law). Any extension of the Offer will be followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any extension of the Offer, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. The Merger Agreement does not provide for a subsequent offering period. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE PURCHASER ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     Except as otherwise provided below, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after August 4, 2000. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution as defined in Section 3 of the Offer to Purchase, the signature on the notice
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

of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in
Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding.

     THE INFORMATION REQUIRED TO BE DISCLOSED BY RULE 14D-6 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, IS CONTAINED IN THE OFFER TO PURCHASE AND IS INCORPORATED HEREIN BY REFERENCE.

     The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth below. Copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be obtained from the Dealer Manager or the Information Agent at their addresses and telephone numbers set forth below and will be furnished promptly, upon request, at the Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Dealer Manager and Information Agent, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
                Bankers and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll Free: (800) 628-8509

                      The Dealer Manager for the Offer is:

                            BEAR, STEARNS & CO. INC.
                            Bear, Stearns & Co. Inc.
                                245 Park Avenue
                               New York, NY 10167
            Call Toll Free (Attention: Tom Monaghan): (800) 967-7915

June 6, 2000

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